Exhibit 2.2

AGREEMENT TO FURNISH DEBT INSTRUMENTS

Pursuant to paragraph 2(b)(i) of the Instructions as to Exhibits in Form 20-F, Criteo S.A. (the “Company”) has not included as an exhibit to its Annual Report on Form 20-F any instrument relating to long-term debt if the total amount of debt authorized by such instrument does not exceed 10% of the total assets of the Company. The Company agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

CRITEO S.A.

/s/ Jean-Baptiste Rudelle
Jean-Baptiste Rudelle
Chairman and Chief Executive Officer
March 27, 2015